News Release

INVESTOR AND MEDIA CONTACT:

George R. Kirkland

Executive Vice President and CFO

Phone: (229) 873-3830

investorinfo@sgfc.com

For Immediate Release

Southwest Georgia Financial Corporation

Increases Quarterly Cash Dividend 25%

MOULTRIE, GEORGIA, February 26, 2015 -- Southwest Georgia Financial Corporation (NYSE MKT: SGB), the parent company of Southwest Georgia Bank, announced that its Board of Directors, at its meeting yesterday, declared a quarterly cash dividend of $0.10 per common share, a 25% increase compared with $0.08 per common share paid each quarter last year. The dividend is payable March 19, 2015 to shareholders of record on March 9, 2015.

“The increase in our dividend reflects our continued growth and strong financial performance and commitment to deliver more cash to our shareholders,” commented DeWitt Drew, President and CEO. “We have increased the dividend 150% since reinstituting quarterly dividends in 2012, while continuing to invest in products and services that add value for our customers.”

The Company has approximately 2.5 million shares of common stock outstanding. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 87 consecutive years.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $374 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Worth County, and Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.